Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

COUPA SOFTWARE INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$6,957,344,114.84	0.00011020	$766,699.33

Fees Previously Paid	—		—

Total Transaction Valuation	$6,957,344,114.84

Total Fees Due for Filing			$766,699.33

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$766,699.33

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 11, 2022, by and among Project CS Parent, LLC, Project CS Merger Sub, Inc. and Coupa Software Incorporated (the “Merger Agreement”).

(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.0001 per share, of Coupa Software Incorporated (“Common Stock”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on December 28, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 86,293,371, which consists of:

a.	76,620,232 issued and outstanding shares of Common Stock;

b.	1,520,588 shares of Common Stock underlying outstanding Company Options with an exercise price less than $81.00 per share (the “In-the-Money Options”);

c.	4,989,486 shares of Common Stock underlying outstanding Company RSUs;

d.

372,636 shares of Common Stock underlying outstanding Company PSUs (assuming attainment of the maximum level of performance) for which consideration is payable pursuant to Section 2.03(e) of the Merger Agreement (the “Payable PSUs”); and

e.	2,790,429 shares of Common Stock available to grant under the Company ESPP.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 28, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 76,620,232 issued and outstanding shares of Common Stock multiplied by $81.00 (the “Merger Consideration”);

b.

the product of 1,520,588 shares of Common Stock underlying outstanding In-the-Money Options multiplied by $59.68 (which is the difference between the Merger Consideration and the weighted average exercise price of such In-the-Money Options of $21.32 per share);

c.	the product of 4,989,486 shares of Common Stock underlying outstanding Company RSUs multiplied by the Merger Consideration;

d.	the product of 372,636 shares of Common Stock underlying outstanding Payable PSUs multiplied by the Merger Consideration; and

e.	the product of 2,790,429 shares of Common Stock available to grant under the Company ESPP (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00011020.